MARATHON OIL CORPORATION REPORTS

Fourth Quarter and Year End 2003 Results

HOUSTON, January 27 -- Marathon Oil Corporation (NYSE: MRO) today reported fourth quarter 2003 net income of $485 million, or $1.57 per diluted share. Net income in the fourth quarter 2002 was $194 million, or $0.62 per diluted share. Marathon reported fourth quarter 2003 net income, adjusted for special items, of $184 million, or $0.59 per diluted share. No special items were incurred in the fourth quarter 2002.

Marathon reported 2003 net income of $1.321 billion, or $4.26 per diluted share. Net income in 2002 was $516 million, or $1.66 per diluted share. Marathon reported 2003 net income, adjusted for special items, of $1.035 billion, or $3.33 per diluted share, compared to net income adjusted for special items, of $563 million, or $1.81 per diluted share, for 2002.

Earnings Highlights
	Quarter ended December 31		Year ended December 31
(Dollars in millions, except per diluted share data)	2003	2002	2003	2002
Net income adjusted for special items*	$184	$194	$1,035	$563
Adjustments for special items (After tax):
Gain on asset dispositions	278	---	340	15
Adjustment to loss on disposition of U.S. Steel	8	---	8	---
Interest on tax deficiency adjustment	15	---	15	---
Loss on joint venture dissolution	---	---	(77)	---
Deferred tax related to an increase in tax rates in the UK	---	---	---	(61)
Loss from early extinguishment of debt	---	---	---	(33)
Inventory market valuation adjustment	---	---	---	28
Cumulative effect of changes in accounting principles	---	---	---	13
Contract settlement	---	---	---	(9)
Net income	$485	$194	$1,321	$516
Net income - per diluted share	$1.57	$0.62	$4.26	$1.66
Net income adjusted for special items* - per diluted share	$0.59	$0.62	$3.33	$1.81
Revenues and other income	$11,101	$8,565	$41,234	$31,555

* See page 7 for a discussion of net income adjusted for special items.

2003 Highlights

  Realized continued exploration success with nine discoveries offshore Angola, Norway, Gulf of Mexico and Equatorial Guinea
  Maintained Financial Discipline and Flexibility:
    Completed non-core asset rationalization program generating proceeds over $1.2 billion
    Initiated business transformation process with projected annual savings of $135 million starting in 2004
    Lowered company's cash adjusted debt-to-capital ratio to approximately 33 percent at year-end
    Increased quarterly dividend from 23 to 25 cents per share
  Established and Strengthened Core Areas:
    Achieved 2003 reserve replacement in excess of 120 percent, excluding dispositions
    Established core growth area in Russia with acquisition of Khanty Mansiysk Oil Corporation (KMOC)
    Initiated production from Equatorial Guinea Phase 2A condensate expansion project and continued progress on Phase 2B liquefied petroleum gas (LPG) expansion
    Acquired interests in three additional Norwegian production licenses
  Advanced Integrated Gas Strategy:
    Signed heads of agreement with Equatorial Guinea government and GEPetrol covering fiscal terms of a proposed liquefied natural gas (LNG) project in Equatorial Guinea
    Signed letter of understanding (LOU) with BG Group for long-term LNG offtake agreement for proposed LNG project in Equatorial Guinea
    Signed statement of intent with Qatar Petroleum to study a gas-to-liquids (GTL), LPG and condensate project in Qatar
  Strengthened Marathon Ashland Petroleum LLC (MAP):
    Commenced an expansion project to increase the capacity of the Detroit, Michigan, refinery by 26,000 barrels per day (bpd)
    Neared completion of Catlettsburg, Kentucky, refinery repositioning project
    Increased refinery efficiencies and feedstock throughputs at Garyville, Louisiana, and Texas City, Texas
    Enhanced logistics network with acquisition of additional interest in the Centennial Pipeline and start-up of the Cardinal Products Pipeline
    Pilot Travel Centers acquired 60 Williams travel centers

"Marathon's strong 2003 performance was driven by significant exploration success, the expansion of our international upstream portfolio, the advancement of our integrated gas business, and maintaining MAP as a top performer in its sector," said Clarence P. Cazalot, Jr., Marathon Oil Corporation president and CEO. "The company also maintained financial discipline and improved its financial flexibility by generating more than $1.2 billion from the sale of non-core assets. We also initiated organizational and business process changes that are expected to result in approximately $135 million in annual savings at Marathon and MAP beginning in 2004. The progress we have made has created a platform for growth while delivering substantial value to our shareholders."

Exploration Success

During 2003 Marathon achieved substantial exploration success with nine discoveries out of 13 significant exploratory wells in Angola, Norway, the Gulf of Mexico and Equatorial Guinea.

Marathon's fourth-quarter exploration program was marked by the Marte discovery, Marathon's third discovery offshore Angola during 2003 and its fourth discovery in the region during the past two years. Marte, in addition to the previously announced Saturno and Plutao discoveries, reinforces the potential commercial viability of Block 31. Development options are currently being evaluated. Also on Block 31, Marathon is participating in the Venus well, which has reached total depth.  Results of the Venus well will be reported upon government approvals.  Marathon holds a 10 percent interest in Block 31.

During 2003, Marathon, along with its partners, announced the Gindungo discovery on Block 32, in which Marathon holds a 30 percent interest. Currently, Marathon is participating in a well on the Canela prospect located approximately eight miles south of the Gindungo discovery on Block 32. Marathon plans to drill two to four exploration wells offshore Angola during 2004.

In Norway, the company's 2003 exploration program was a success with three discoveries from the four wells drilled. The Alvheim area, which comprises the Kneler and Boa discoveries and the previously undeveloped Kameleon accumulation is now considered commercial. Currently, Marathon and its partners are evaluating several development scenarios for Alvheim, in which Marathon is operator and holds a 65 percent interest.  Marathon expects to submit a plan of development to the Norwegian authorities during the second quarter of this year with anticipated approval by midyear, and first production expected by 2006. In addition, Marathon recently announced the Klegg discovery in which the company has a 46.9 percent working interest. An evaluation of development options is underway with a decision expected in 2004. Production from these combined developments is expected to reach more than 50,000 net bpd during 2007. Marathon's 2004 Norwegian exploration plan calls for two wells, one of which is anticipated to be in the Alvheim area.

In the Gulf of Mexico, the company announced the Neptune-5 and Perseus discoveries during 2003. The Neptune-5 discovery well results are encouraging, and Marathon and its partners in the Neptune Unit are integrating these results into field development studies. Plans call for another appraisal well to be spud on this discovery during the first quarter of this year. Marathon holds a 30 percent interest in the Neptune Unit. The Perseus discovery is located approximately five miles from the existing Petronius platform. This discovery is expected to begin production in 2005 and extend the Petronius production profile. Petronius currently is producing at a daily gross average rate of 60,000 barrels of oil and 100 million cubic feet of gas. Marathon holds a 50 percent interest in the Perseus discovery and the Petronius development. During 2004, Marathon expects to drill two additional deepwater exploration wells in the Gulf of Mexico.

Offshore Equatorial Guinea, Marathon announced the Bococo discovery during the third quarter. Bococo is located on Block D, six miles west of Marathon's Alba gas/condensate field. Marathon is operator and holds a 90 percent interest in Block D. Currently, the company is drilling the Deep Luba prospect, which will test resources under the Alba field. This well is being drilled from an Alba platform, which will enable early production, if successful. Marathon holds a 63 percent working interest in the Alba Block. During 2004, Marathon expects to drill two additional exploration wells offshore Equatorial Guinea.

Maintained Financial Discipline and Flexibility

As part of Marathon's commitment to maintain financial discipline and high grade its asset portfolio, the company announced an asset rationalization program in early 2003 to divest of non-core upstream and downstream assets. During 2003, the company sold more than $1.2 billion in non-core assets. The proceeds from this program, coupled with continued strong cash flow from operations, reduced the company's cash adjusted debt-to-capital ratio to approximately 33 percent at the end of 2003.

During the third quarter, Marathon announced organizational and business process changes to increase efficiency and profitability resulting in projected annual savings of more than $65 million beginning in 2004. MAP, in which Marathon owns a 62 percent interest, also announced a business improvement plan that is expected to reduce its future costs by approximately $70 million annually, also beginning in 2004.

In July, Marathon's board of directors approved a two-cent per share increase in the company's quarterly dividend, resulting in a new dividend rate of 25 cents per share, or approximately a 9 percent increase. This action reflects the company's confidence in its business strategy and ability to deliver sustainable long-term value growth to its shareholders.

Established and Strengthened Core Areas

During 2003, Marathon replaced more than 120 percent of production, excluding dispositions. In addition, as part of Marathon's commitment to expand and strengthen core areas, the company established a core area in Russia, progressed Equatorial Guinea expansion projects and acquired new production licenses offshore Norway.

Marathon replaced more than 120 percent of production, excluding dispositions, during 2003. Also during the year, the company divested non-core upstream assets with more than 270 million barrels of oil equivalent (boe) of proved reserves. Excluding acquisitions and dispositions, Marathon replaced approximately 75 percent of production. At year end, Marathon had proved reserves of approximately 1,040 million boe.

In-line with previous guidance and combined with the greater than 260 percent reserve replacement generated in 2002, the company is firmly on track to achieve its projected 2002 through 2004 three-year- average reserve replacement of approximately 190 percent at a cost of less than $6.00 per boe, excluding asset retirement obligations.

During the second quarter, Marathon acquired KMOC and its operations in the Khanty Mansiysk region of Western Siberia for approximately $284 million, marking Marathon's return to Russia. Current net production is approximately 16,000 bpd, with production from known hydrocarbon accumulations expected to grow to more than 60,000 net bpd within five years.

In Equatorial Guinea, Marathon's Phase 2A expansion project came on-stream during the fourth quarter. This project began producing less than 15 months after its approval and less than two years since Marathon's acquisition of its interests in Equatorial Guinea. By year-end 2003, gross condensate production had grown from 18,000 bpd to 30,000 bpd. Full condensate production of 46,000 bpd gross (26,000 bpd net to Marathon) is expected around April 1 of this year. The Phase 2B LPG expansion project is on schedule with an expected start-up near the end of 2004.

In December, Marathon continued to grow its position offshore Norway by acquiring interests in three additional production licenses. Marathon is operator of two of the three licenses with 100 percent working interest and 40 percent in the third. Work obligations have been established to promote rapid exploration of these offshore areas.

Advanced Integrated Gas Strategy

Marathon advanced its integrated gas strategy during 2003 by announcing two important agreements that progressed the company's efforts to commercialize the significant Alba Block gas resources in Equatorial Guinea. Marathon, the Government of Equatorial Guinea and GEPetrol, the National Oil Company of Equatorial Guinea, signed a heads of agreement on fiscal terms and conditions for the development of an LNG project on Bioko Island. Marathon and GEPetrol plan to construct a 3.4 million metric tonnes per year LNG plant, with projected start-up in late 2007.

In addition, Marathon signed an LOU with BG Gas Marketing, Ltd. (BGML), a subsidiary of BG Group plc, for the purchase of the planned Equatorial Guinea LNG volumes for a period of 17 years. BGML has stated its intent to deliver the LNG primarily to the receiving terminal in Lake Charles, Louisiana, where it would be regasified and delivered into the Gulf Coast natural gas pipeline grid, helping to fill the emerging natural gas supply gap in the United States. The provisions of the LOU are subject to a definitive purchase and sale agreement, which the parties expect to finalize in the first quarter of 2004.

Currently, Marathon and its partners are pursuing technical and commercial discussions with Qatar Petroleum that could lead to a GTL, LPG and condensate project in Qatar as part of the North Field development.  Marathon has been engaged in GTL research and development since the early 1990s with the goal of creating a process and facility capable of converting natural gas into ultra-clean diesel fuel. The company is participating in the development of a GTL demonstration plant at the Port of Catoosa near Tulsa, Oklahoma.

Strengthened MAP Assets

In the refining, marketing and transportation (downstream) segment, MAP remained focused on maintaining its top quartile position in the U.S. downstream business by expanding and enhancing its asset base to capitalize on profitable growth opportunities, particularly in the Midwest.

In the fourth quarter, MAP commenced a new capital investment program totaling approximately $300 million at the Detroit Refinery, which will increase crude processing capacity by 26,000 bpd, to approximately 100,000 bpd. Also, the project will enable the plant to meet required low sulfur (Tier 2) gasoline and ultra-low sulfur diesel fuel specifications, upgrade controls of the refinery regulated air emissions, and significantly improve operating efficiencies that will reduce per barrel operating costs.

The Catlettsburg refinery multi-year improvement project neared completion during the fourth quarter and is scheduled to be completed early in the first quarter. At a cost in excess of $400 million, the project will improve product yields and lower overall refinery costs in addition to allowing the refinery to begin producing low-sulfur (TIER 2) gasoline.

Also during the fourth quarter, Cardinal Products Pipeline construction was completed, and the first product delivery was made before year-end. The 150-mile refined product pipeline from Kenova, West Virginia, to Columbus, Ohio, has capacity of up to 80,000 bpd and will help provide a stable, cost-effective supply of gasoline, diesel fuel and jet fuel to the central Ohio market.

Other MAP 2003 milestones include increasing ownership in Centennial Pipeline LLC from 33 percent to 50 percent. Centennial is a 797-mile pipeline with the capacity to transport approximately 210,000 barrels of refined petroleum products per day from the Gulf Coast to the Midwest.

Technology upgrades and expansions of the fluid catalytic cracking units (FCCU) at the Garyville and Texas City refineries were completed during early 2003. These projects have increased combined FCCU capacity by over 20,000 bpd and resulted in improved yields, reduced operating costs, and enhanced reliability of these key units.

Also during 2003, Pilot Travel Centers completed the acquisition and integration of 60 travel centers acquired in early 2003 from the Williams Companies. Pilot Travel Centers LLC is a joint venture, 50 percent owned by MAP and 50 percent owned by Pilot Corporation, which operates the country's largest travel center network.

Segment Results

Total segment income was $426 million in fourth quarter 2003 and $2.330 billion for full year 2003, compared with $436 million and $1.472 billion in the same periods in 2002.

Exploration and Production

Upstream segment income totaled $330 million in fourth quarter 2003 and $1.487 billion for the year, compared to $333 million and $1.038 billion in the same periods of 2002. In the fourth quarter higher natural gas and liquid hydrocarbon prices were offset by derivative losses and lower liquid hydrocarbon and natural gas volumes. The year-over-year increase was a result of higher natural gas and liquid hydrocarbon prices partially offset by lower liquid hydrocarbon and natural gas volumes. Derivative losses totaled $57 million in fourth quarter 2003 and $176 million for the year, compared to gains of $43 million and $52 million in the same periods of 2002. Derivatives included losses of $33 million in fourth quarter 2003 and $66 million for the year, compared to gains of $26 million and $18 million in the same periods of 2002, related to long-term gas contracts in the United Kingdom that are accounted for as derivative instruments and marked-to-market.

United States upstream income was $241 million in fourth quarter 2003 and $1.128 billion for the year, compared to $198 million and $687 million in the same periods of 2002. The increases were primarily due to higher natural gas and liquid hydrocarbon prices and a $25 million favorable contract settlement. These increases were partially offset by lower liquid hydrocarbon and natural gas volumes.

International upstream income was $89 million in fourth quarter 2003 and $359 million for the year, compared to $135 million and $351 million in the same periods of 2002. The decrease in the fourth quarter was primarily a result of derivative losses partially offset by higher natural gas prices. The increase year-over-year was a result of higher liquid hydrocarbon and natural gas prices and higher liquid hydrocarbon volumes partially offset by lower natural gas volumes.

Marathon estimates its 2004 production will average approximately 365,000 barrels of oil equivalent per day (boepd), excluding the impact of any additional acquisitions or dispositions. While production is expected to remain relatively flat through 2005, significant production growth is expected starting in 2006 from known projects in new core areas and recent exploration successes. Total production is anticipated to grow by more than 3 percent on an average annual basis between 2003 and 2008.

Refining, Marketing and Transportation

Downstream segment income was $94 million in fourth quarter 2003 and $770 million for the year versus segment income of $88 million and $356 million in the comparable periods of 2002. The quarter-over-quarter increase was primarily due to refining throughputs being 89,200 bpd barrels higher in fourth quarter 2003 and gasoline and distillate gross margins for our retail business increasing to 11.5 cents per gallon in fourth quarter 2003, versus 10.1 cents per gallon in fourth quarter 2002. These were partially offset by lower refining and wholesale marketing margin of 4.1 cents per gallon, versus 2002 level of 4.6 cents.

The year-over-year increase was primarily due to improved refining and wholesale marketing margins, as well as higher gasoline and distillate retail gross margins partially offset by higher general administrative expenses. The refining and wholesale marketing margin in 2003 averaged 6.0 cents per gallon, versus 2002 level of 3.9 cents. The gasoline and distillate gross margin for our retail business, was 12.3 cents per gallon in 2003, as compared to 10.1 cents per gallon in 2002. The higher general administrative expense were due primarily to higher employee related costs.

Overlapping planned maintenance projects, including investments in the "Tier 2" ultra-low sulfur gasoline production upgrades, will reduce MAP's 935,000 bpd crude oil capacity such that it expects to process about 775,000 barrels per day of crude oil in the first quarter of 2004.

Other Energy Related Businesses

Other energy related businesses segment income was $2 million in fourth quarter 2003 and $73 million for the year, compared with $15 million and $78 million in the same periods of 2002. The fourth quarter 2003 results include a loss of $17 million on the termination of two tanker operating leases, partially offset by increased income from natural gas marketing activities. Year-over-year results include a gain of $34 million on the sale of Marathon's interest in two refined product pipeline companies and increased earnings from Marathon's equity investment in the Equatorial Guinea methanol plant, which were offset by an impairment charge of $22 million on an equity method investment and the loss on the termination of two tanker operating leases.

In the first quarter of 2004, Marathon will realign its segment reporting and introduce a new business segment, Integrated Gas. This segment will initially include Marathon's Alaska LNG operations, Equatorial Guinea methanol operations, and natural gas marketing and transportation activities, along with expenses related to the continued development of an integrated gas business. Crude oil marketing and transportation activities, previously reported in other energy related businesses, will be reported in the exploration and production segment. Refined product transportation activities not included in MAP, also previously reported in other energy related businesses, will be reported in the refining, marketing and transportation segment.

- xxx -

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon has provided supplementally "net income adjusted for special items", a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and "net income adjusted for special items" is provided in a table on page 1. "Net income adjusted for special items" should not be considered a substitute for net income as reported in accordance with GAAP. Generally, items excluded from "net income adjusted for special items" are not allocated to Marathon's segment income.

Management, as well as certain investors, uses "net income adjusted for special items" to evaluate Marathon's financial performance between periods. Management also uses "net income adjusted for special items" to compare Marathon's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the company's worldwide liquid hydrocarbon and natural gas and condensate production and sales, future exploration and drilling activity, additional reserves, the Phase 2B LPG expansion project, plans for a LNG plant and a LNG offtake transaction, timing of completion of refinery improvement projects, projected annual cost savings from implementation of organizational and business process improvements, and MAP's refinery maintenance projects and crude oil capacity in first quarter 2004. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production and sales, and the exploration and drilling activities include acts of war or terrorist acts and the governmental or military response thereto, pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions/dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability and other geological, operating and economic considerations. The forward-looking information related to reserve additions is based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. Some factors that could affect the Phase 2B LPG expansion project include unforeseen problems arising from construction and unforeseen hazards such as weather conditions. Factors that could affect the plans for the LNG plant and LNG offtake transaction include the successful negotiation and execution of definitive purchase and sale agreements for gas supply and LNG offtake, board approval of the transactions, approval of the LNG project by the Government of Equatorial Guinea, unforeseen difficulty in negotiation of definitive agreements among project participants, inability or delay in obtaining necessary government and third party approvals, unanticipated changes in market demand or supply, competition with similar projects, environmental issues, availability or construction of sufficient LNG vessels, and unforeseen hazards such as weather conditions. Factors that could impact the timing of completion of refinery projects include unforeseen problems arising from construction, regulatory approval constraints, and unforeseen hazards such as weather conditions. Some factors that could affect the projected annual cost savings from implementation of organizational and business process improvements include possible delays in consolidating the U.S. production organization, future acquisitions or dispositions, technological developments, actions of government or other regulatory bodies in areas affected by these organizational changes, unforeseen hazards, and other economic or political considerations. MAP's refinery maintenance projects and projected crude capacity can be affected by a variety of risks and other factors. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward- looking statements.

The company will conduct a conference call on fourth-quarter results on January 27, 2004, at 2 p.m. EST. To listen to the Web cast of the conference call, visit the Marathon Web site at www.marathon.com. Replays of the Web cast will be available through February 10, 2004. Quarterly financial and operational information is also provided on our Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

Media Contacts: Paul Weeditz 713-296-3910
Susan Richardson 713-296-3915

Investor Relations: Ken Matheny 713-296-4114
Howard Thill 713-296-4140

Condensed Consolidated Statement of Income (unaudited)
	4th Quarter Ended December 31		Twelve Months Ended December 31
(Dollars in millions, except per diluted share data)	2003	2002	2003	2002
Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$11,034	$8,478	$40,963	$31,295
Income from equity method investments	29	48	29	137
Net gains on disposal of assets	(3)	24	166	67
Gain (loss) on ownership change in Marathon Ashland Petroleum LLC	--	3	(1)	12
Other income	41	12	77	44
Total revenues and other income	11,101	8,565	41,234	31,555
Costs and Expenses:
Cost of revenues (excludes items shown below)	9,010	6,456	32,296	23,569
Consumer excise taxes	1,074	1,057	4,285	4,250
Depreciation, depletion and amortization	306	313	1,175	1,176
Selling, general and administrative expenses	246	253	946	839
Other taxes	68	63	299	255
Exploration expenses	44	53	149	167
Inventory market valuation credit	--	--	--	(71)
Total costs and expenses	10,748	8,195	39,150	30,185
Income from Operations	353	370	2,084	1,370
Net interest and other financial costs	13	53	186	268
Loss on early extinguishment of debt	--	--	--	53
Minority interest in income of Marathon Ashland Petroleum LLC	35	35	302	173
Income from Continuing Operations before Income Taxes	305	282	1,596	876
Provision for income taxes	106	86	584	369
Income from Continuing Operations	199	196	1,012	507
Discontinued Operations
Income (loss) from discontinued operations	286	(2)	305	(4)
Income Before Cumulative Effect of Changes in Accounting Principles	485	194	1,317	503
Cumulative effect of changes in accounting principles	--	--	4	13
Net Income	$485	$194	$1,321	$516

Income from Continuing Operations
Per share - basic and diluted	$0.64	$0.63	$3.26	$1.64
Net income
Per share - basic and diluted	$1.57	$0.62	$4.26	$1.66
Dividends paid per share	$0.25	$0.23	$0.96	$0.92
Weighted average shares, in thousands
Basic	310,347	309,914	310,129	309,792
Diluted	310,819	309,945	310,326	309,951

The following notes are an integral part of this Consolidated Statement of Income.

Selected Notes to Financial Statement (unaudited)

  Marathon Oil Corporation (Marathon) is engaged in worldwide exploration and production of crude oil and natural gas; domestic refining, marketing and transportation of crude oil and petroleum products primarily through its 62 percent owned subsidiary, Marathon Ashland Petroleum LLC; and other energy related businesses.

  In the second quarter of 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). Effective January 1, 2003, Marathon adopted the provisions relating to the classification of the effects of early extinguishment of debt in the consolidated statement of income. As a result, a loss of $53 million from the early extinguishment of debt in 2002, which was previously reported as an extraordinary item (net of tax of $20 million), has been reclassified into income from continuing operations before income taxes. The adoption of SFAS No. 145 had no impact on net income for 2002.

  From time to time, Marathon must establish an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent inventory turnover and increases in prices (up to the cost basis) result in credits to income from operations. There was no IMV reserve as of December 31, 2003. The 2002 results of operations include credits to income from operations of $71 million.

  Income (loss) from equity method investments for the year ended December 31, 2003 includes a $124 million loss on the dissolution of MKM Partners L.P and a $22 million impairment of an investment in a pipeline system in the Gulf of Mexico.

  On May 12, 2003, Marathon acquired Khanty Mansiysk Oil Corporation ("KMOC"). Results of operations for 2003 include the results of KMOC from May 12, 2003.

  On October 1, 2003, Marathon sold its exploration and production interests in Western Canada for $588 million, excluding working capital adjustments. The results of these operations, including a gain on the disposition of $278 million, have been reported separately as discontinued operations in the consolidated statement of income for both 2003 and 2002.

  Net interest and other financial costs for the fourth quarter and twelve months ended 2003 included a $24 million favorable adjustment for interest on tax deficiencies.

Preliminary Supplemental Statistics (unaudited)
	4th Quarter Ended December 31		Twelve Months Ended December 31
(Dollars in millions, except as noted)	2003	2002	2003	2002
Income from Operations
Exploration & Production(a)
United States	$241	$198	$1,128	$687
International	89	135	359	351
E&P Segment Income	330	333	1,487	1,038
Refining, Marketing & Transportation(b)	94	88	770	356
Other Energy Related Businesses(a)	2	15	73	78
Segment Income	$426	$436	$2,330	$1,472
Items not allocated to segments:
Administrative Expenses	$(67)	$(69)	$(203)	(194)
Business transformation costs	(6)	--	(24)	--
Gain on asset dispositions	--	--	106	24
Loss on dissolution of MKM Partners L.P.	--	--	(124)	--
Contract settlement	--	--	--	(15)
Inventory Market Valuation Credit	--	--	--	71
Gain (loss) on Ownership Change - MAP	--	3	(1)	12
Income From Operations	$353	$370	$2,084	$1,370
Capital Expenditures
Exploration & Production(a)	$225	$210	$971	$819
Refining, Marketing & Transportation	287	318	772	621
Other Energy Related Businesses(a)	97	6	133	49
Corporate	11	8	16	31
Total	$620	$542	$1,892	$1,520
Exploration Expense
United States	$25	$45	$88	$130
International	19	8	61	37
Total	$44	$53	$149	$167
Operating Statistics
Net Liquid Hydrocarbon Production(mbpd)(c)
United States	98.6	117.9	110.9	124.5
Europe	44.2	55.5	41.5	51.9
Other International	16.8	2.2	11.2	1.0
West Africa	27.7	30.2	27.1	25.3
Total International	88.7	87.9	79.8	78.2
Worldwide Continuing Operations	187.3	205.8	190.7	202.7
Discontinued Operations	--	4.2	3.1	4.4
Worldwide	187.3	210.0	193.8	207.1
Net Natural Gas Production(mmcfd)(c)(d)
United States	737.3	749.3	731.6	744.8
Europe	328.4	317.0	298.3	328.3
West Africa	54.8	67.9	65.9	53.3
Total International	383.2	384.9	364.2	381.6
Worldwide Continuing Operations	1,120.5	1,134.2	1,095.8	1,126.4
Discontinued Operations	--	103.9	74.1	103.9
Worldwide	1,120.5	1,238.1	1,169.9	1,230.3
Total production (mboepd)	374.1	416.4	388.8	412.2

Preliminary Supplemental Statistics (unaudited) (continued)
	4th Quarter Ended December 31		Twelve Months Ended December 31
(Dollars in millions, except as noted)	2003	2002	2003	2002
Operating Statistics (continued)
Average Sales Prices (excluding derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$26.37	$24.26	$27.02	$22.35

Europe	29.10	26.74	28.50	24.39
Other International	18.31	28.14	17.78	26.98
West Africa	26.57	23.38	26.29	22.62
Total International	26.27	25.62	26.24	23.85
Worldwide Continuing Operations	26.32	24.84	26.70	22.93
Discontinued Operations	--	25.21	28.96	23.29
Worldwide	$26.32	$24.85	$26.73	$22.94

Natural Gas ($ per mcf)
United States	$3.91	$3.42	$4.53	$2.87

Europe	3.77	2.89	3.36	2.70
West Africa	.25	.24	.25	.24
Total International	3.27	2.42	2.80	2.35
Worldwide Continuing Operations	3.69	3.08	3.95	2.70
Discontinued Operations	--	4.15	5.43	3.30
Worldwide	$3.69	$3.17	$4.05	$2.75

Average Sales Prices (including derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$24.95	$24.67	$26.22	$22.03

Europe	27.10	27.25	27.27	24.52
Other International	18.09	28.14	17.70	26.98
West Africa	26.57	23.38	26.29	22.62
Total International	25.23	25.94	25.59	23.93
Worldwide Continuing Operations	25.08	25.21	25.96	22.76
Discontinued Operations	--	25.21	28.96	23.29
Worldwide	$25.08	$25.21	$26.00	$22.77

Natural Gas ($ per mcf)
United States	$3.87	$3.56	$4.31	$3.05

Europe	2.68	3.78	2.75	2.84
West Africa	.25	.24	.25	.24
Total International	2.33	3.16	2.30	2.48
Worldwide Continuing Operations	3.33	3.41	3.63	2.84
Discontinued Operations	--	4.15	5.43	3.30
Worldwide	$3.33	$3.47	$3.74	$2.88

Preliminary Supplemental Statistics (unaudited) (continued)
	4th Quarter Ended December 31		Twelve Months Ended December 31
(Dollars in millions, except as noted)	2003	2002	2003	2002
MAP
Refinery Runs (mbpd)
Crude Oil Refined	898.9	830.5	917.5	906.3
Other Charge and Blend Stocks	183.7	162.9	138.1	147.7
Total	1,082.6	993.4	1,055.6	1,054.0
Refined Product Yields(mbpd)
Gasoline	612.0	565.3	567.4	580.8
Distillates	296.0	278.1	283.7	285.6
Propane	20.1	18.9	21.0	21.1
Feedstocks and Special Products	69.7	46.8	93.6	79.6
Heavy Fuel Oil	26.5	23.7	23.9	20.1
Asphalt	67.8	64.2	71.6	71.9
Total	1,092.1	997.0	1,061.2	1,059.1
Refined Product Sales Volumes(mbpd)	1,354.7	1,305.5	1,357.0	1,318.4
Matching buy/sell volumes included in refined product sales volumes (mbpd)	36.6	53.8	64.0	70.7
Refining and Wholesale Marketing Margin(e)(f)	$0.0407	$0.0460	$0.0601	$0.0387
Speedway SuperAmerica LLC
Number of SSA retail outlets	1,775	2,006	--	--
SSA Gasoline and Distillate Sales(g)	806	897	3,332	3,604
SSA Gasoline and Distillate Gross Margin(e)	$0.1145	$0.1010	$0.1229	$0.1007
SSA Merchandise Sales(h)	$547	$583	$2,244	$2,380
SSA Merchandise Gross Margin	$136	$140	$555	$576

(a) In the fourth quarter 2002, Marathon changed its internal reporting to include costs of certain emerging integrated gas projects in Other Energy Related Businesses. Previously in 2002, these costs were reported in Exploration and Production. Segment income and capital expenditures for previous quarters in 2002 have been revised to reflect this change.

(b) Includes MAP at 100%. RM&T segment income includes Ashland's 38% interest in MAP of $38 million and $303 million in the fourth quarter and twelve months ended 2003 and $36 million and $146 million for comparable 2002 periods.

(c) Amounts reflect production after royalties, excluding the U.K., Ireland and the Netherlands where amounts are before royalties.

(d) Includes gas acquired for injection and subsequent resale of 25.1 and 23.4 mmcfd in the fourth quarter and twelve months ended 2003 and 4.5, and 4.4 mmcfd for comparable 2002 periods.

(e) Per gallon

(f) Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.

(g) Millions of gallons

(h) Effective January 1, 2003, SSA adopted EITF 02-16 "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor", which requires rebates from vendors to be recorded as reductions to cost of revenues. Rebates from vendors of $38 million and $159 million for the fourth quarter and twelve months ended December 31, 2003 are recorded as a reduction to cost of revenues. Rebates from vendors recorded in SSA merchandise sales for periods prior to January 1, 2003 of $46 million and $169 million for the fourth quarter and twelve months ended December 31, 2002 have not been restated and are recorded in sales and other operating revenues.